T. ROWE PRICE CAPITAL APPRECIATION FUND
                       SPECIAL MEETING OF SHAREHOLDERS

In accordance with Rule 30e-1(b) under the Investment Company Act of 1940, T. Rowe Price Capital Appreciation Fund (the "Fund") is required to furnish certain information regarding any matters submitted to a vote of the shareholders of the Fund. Shareholders of record of the Fund, as of the close of business on May 30, 2017, were notified that a Special Meeting of Shareholders (the "Meeting") would be held at T. Rowe Price, 100 East Pratt Street, Baltimore, Maryland, on Wednesday, July 26, 2017, at 8:00 a.m. Shareholders of the Fund voted on a proposal to approve the redomiciliation and reorganization of the Fund into a newly-established Maryland corporation. The number of shares outstanding on the record date and the shares present at the meeting by proxy of the Fund were as follows:

INFORMATION DISPLAYED IN THE FOLLOWING ORDER:

Fund
Shares Outstanding on Record Date
Shares Present By Proxy
% of Shares Entitled to Vote


Capital Appreciation Fund
999,479,874.939
544,921,029.291
54.52%

The voting results of the Meeting are outlined as follows:

INFORMATION DISPLAYED IN THE FOLLOWING ORDER:

Fund
Number of Shares Voting


Capital Appreciation Fund
For 509,232,076.631
% of Shares Voted 93.451%
Against 10,676,656.051
% of Shares Voted 1.959%
Abstain 25,012,296.608
% of Shares Voted 4.590%